03436180

17-09-97

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CERTIFICATE OF INCORPORATION
OF A PRIVATE LIMITED COMPANY

Company No. 3436180

The Registrar of Companies for England and Wales hereby certifies that ROUNDCROFT LIMITED

is this day incorporated under the Companies Act 1985 as a private company and that the company is limited.

Given at Companies House, Cardiff, the 18th September 1997

N03436180C

For the Registrar of Companies

COMPANIES HOUSE

HC0078